UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2019

OncBioMune Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11441 Industriplex Blvd, Suite 190. Baton Rouge, LA	70809
(Address of principal executive offices)	(Zip Code)

(225) 227-2384

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.03 Material Modification to Rights of Security Holders

The Board of Directors of OncBioMune Pharmaceuticals, Inc., a Nevada corporation (the “Company”), has approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-750 (the “Reverse Stock Split”). The Reverse Split was effective on the OTC Markets Group Pink Open Market exchange on September 12, 2019 (the “Market Effective Date”).

Effects of the Reverse Stock Split

Effective Date; Symbol; CUSIP Number. The Common Stock began trading on a split-adjusted basis on the OTC Markets Group Pink Open Market exchange on the Market Effective Date. In connection with the Reverse Stock Split, the CUSIP number for the Common Stock changed to 68235A200. The Common Stock will trade under the ticker symbol “OBMPD” for the 20 business days following the Market Effective Date.

Split Adjustment; Treatment of Fractional Shares. The total number of shares of Common Stock held by each stockholder of the Company was converted automatically into the number of shares of Common Stock equal to: (i) the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Stock Split divided by (ii) 750. Any fractional share of Common Stock that would otherwise result from the Reverse Stock Split are being rounded to a whole share and, as such, any stockholder who otherwise would have held a fractional share after giving effect to the Reverse Stock Split instead holds one whole share of the post-Reverse Stock Split Common Stock after giving effect to the Reverse Stock Split. As a result, no fractional shares are being issued in connection with the Reverse Stock Split and no cash or other consideration is being paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Company is treating stockholders holding shares of Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees are instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. West Coast Stock Transfer, Inc., the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split and will provide instructions to stockholders of record regarding the process for exchanging shares.

Certificate of Change. The Company effected the Reverse Stock Split pursuant to the Company’s filing of a Certificate of Change (the “Certificate”) with the Nevada Secretary of State on August 28, 2019, in accordance with Nevada Revised Statutes (“NRS”) 78.209. The Certificate became effective at 12:00 p.m. on September 9, 2019. A copy of the Certificate is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Capitalization. Prior to the Reverse Stock Split, the Company was authorized to issue 5,000,000,000 shares of Common Stock. As a result of the Reverse Stock Split, the Company is authorized to issue 6,666,667 shares of Common Stock. As of August 28, 2019, there were 350,354,696 shares of Common Stock outstanding. As a result of the Reverse Stock Split, there are approximately 467,140 shares of Common Stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Reverse Stock Split did not have any effect on the stated par value of the Common Stock.

Prior to the Reverse Stock Split, the Company was authorized to issue 20,000,000 shares of Preferred Stock, including 1,000,000 shares of Series A Preferred and 7,892,000 shares of Series B Preferred. As a result of the Reverse Stock Split, the Company is authorized to issue 26,667 shares of Preferred Stock, including 1,333 shares of Series A Preferred and 10,523 shares of Series B Preferred. As of August 28, 2019, there were 1,000,000 shares of Series A Preferred Stock outstanding and 2,892,000 shares of Series B Preferred Stock outstanding. As a result of the Reverse Stock Split, there is approximately 1,333 shares of Series A Preferred Stock outstanding and 3,856 shares of Series B Preferred Stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Reverse Stock Split did not have any effect on the stated par value of the Preferred Stock.

Immediately after the Reverse Stock Split, each stockholder’s relative ownership interest in the Company and proportional voting power remained virtually unchanged except for minor changes and adjustments that resulted from rounding fractional shares into whole shares.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03. A copy of the Certificate is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit No.	Description
3.1	Certificate of Change of OncBioMune Pharmaceuticals, Inc., dated August 28, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCBIOMUNE PHARMACEUTICALS, INC.

Dated: September 13, 2019	By:	/s/ Andrew A. Kucharchuk
	Name:	Andrew A. Kucharchuk,
	Title:	President and Chief Financial Officer